Exhibit 99.1

West Corporation	At the company:
11808 Miracle Hills Drive	Carol Padon
Omaha, NE 68154	Investor Relations
(402) 963-1500

West Corporation Announces a Definitive Agreement to Purchase
Worldwide Asset Management, LLC
Acquiring a leading Purchase Paper and Government Collection Agency

OMAHA, NE, July 22nd, 2004 — West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced a definitive agreement to purchase Worldwide Asset Management, LLC, National Asset Management Enterprises Inc, and some of their affiliates (Worldwide) for $178 million in cash and assumed debt.

Worldwide is a leading purchaser and collector of delinquent accounts receivable portfolios from consumer credit originators. Through its primary affiliates, Worldwide operates in three lines of business, including:

➢	Purchasing and collecting of charged off consumer debt

➢	Government collections

➢	Contingent / third-party collections

Worldwide also has several smaller operations that complement its primary business, including a licensed mortgage brokerage company, a Latin American collection agency, and an online debt portfolio auctioning business.

“This acquisition represents an important step in the continuing development and expansion of West’s Accounts Receivable Management business,” explained Tom Barker, Chief Executive Officer of West. “The addition of Worldwide will complement our existing operations and allow us to offer a wider array of services to our clients.”

Founded in 1994 and headquartered in Marietta, Georgia, Worldwide employs over 900 people. In 2004, Worldwide is expected to generate revenue of $100 to $110 million and pre tax margins of approximately 15%. These amounts do not include interest expense on the financing required to fund this purchase.

“We are excited about working with Tye Hanna and the entire Worldwide team,” commented Nancee Berger, President and Chief Operating Officer of West. “Worldwide’s track record of aggressive profitable growth, its experienced management team, and reputation for delivering outstanding results for its clients make them a great fit for the West organization. Upon completion of the acquisition, Tye Hanna will continue to run Worldwide and will report to Jim Richards, President of West’s Attention subsidiary.”

The Accounts Receivables Management industry is highly fragmented and generates approximately $13 billion in revenue per year. The fastest growing portion of this market is driven by the purchase of charged-off consumer debt. Last year, credit card companies sold approximately $43 billion in charged-off credit card loans to collection companies. The Nilson Report, a leading publication covering consumer payment systems worldwide, estimates that by 2010 charged-off credit card receivables could total $125 billion.

“Worldwide will be combined with our existing Attention operations to create a formidable presence in the accounts receivable and collections industry. Our existing infrastructure and client relationships coupled with West’s industry leading technology will help facilitate growth for our entire Accounts Receivable Management division,” commented Paul Mendlik, Chief Financial Officer of West. “We expect this transaction to be accretive to West’s earnings in 2004.”

As a result of this transaction and Worldwide’s subsequent combination with Attention, West expects to begin reporting segmented financial information for the Accounts Receivable Management (“ARM”) division in the third quarter 2004. The existing West business segments will continue to be reported as Communication services and Conferencing services.

The acquisition is expected to close in August of 2004 and will be funded using a combination of cash and West’s existing bank credit facility and is subject to customary closing conditions. Approximately $20 million of the purchase price will be held in escrow pending the outcome of certain contract renewals and the expiration of representations and warranties. The final purchase price is subject to a post-closing working-capital adjustment.

Lehman Brothers represented West Corporation in the acquisition.

Conference Call

The company will hold a conference call to discuss this acquisition on July 23rd at 10:00 a.m. Central Time. Investors may access the call by calling 1-888-412-9257 or by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 25,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward-looking statements within the meaning of the Federal securities laws. You can identify forward-looking statements by the use of words such as “will,” “expects,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, statements of expected accretion, future revenues and margins, and timing of closing are all forward-looking statements.

Our results could differ materially from the expectations expressed in these statements. Factors that could cause our results to differ include the possibility that the market for our accounts receivable management segment may not develop as expected; the transaction does not close; that prior to the closing of the proposed acquisition, the businesses of the companies suffer due to uncertainty; the parties are unable to successfully execute their integration strategies or achieve planned synergies; our operating results may be harmed if we are unable to maximize our call center utilization; increases in the cost of telephone and data services or significant interruptions in such services could seriously harm our business; we must continue to attract and retain a sufficient number of qualified employees; as well as the other risks that are described from time to time in our SEC reports (including but not limited to our annual report on Form 10-K for the year ended December 31, 2003, and subsequently filed reports). We assume no obligation to update these forward-looking statements.